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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934

                                       or

      Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                         Commission File Number: 0-19193

                          CAMBRIDGE NEUROSCIENCE, INC.
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             (Exact name of registrant as specified in its charter)

       333 PROVIDENCE HIGHWAY, NORWOOD, MASSACHUSETTS 02062 (781) 255-6700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $.001 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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(Title of all other classes for which a duty to file reports under section 13(a)
                               or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]                  Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)       [ ]                  Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [ ]                  Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [ ]                  Rule 12h-3(b)(2)(ii)       [ ]
                                                Rule 15d-6                 [ ]

Approximate number of holders of record as of the certificate or notice date:
one

Pursuant to the requirements of the Securities Exchange Act of 1934, Cambridge NeuroScience, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    December 18, 2000              By: /s/ Robert N. McBurney
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                                        Robert N. McBurney
                                        President and Chief Executive Officer